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                            MODERN WOODMEN OF AMERICA

                           A FRATERNAL BENEFIT SOCIETY

               HOME OFFICE: 1701 1ST AVENUE, ROCK ISLAND, IL 61201
VARIABLE PRODUCT ADMINISTRATIVE CENTER: P.O. BOX 9284, DES MOINES, IA 50306-9284


                             WAIVER OF CHARGES RIDER

         This rider is part of the certificate to which it is attached.


SECTION 1 - DEFINITIONS

1.1 EFFECTIVE DATE

means the date shown for this rider on the certificate data page.

1.2 TOTAL DISABILITY

means continuous total disability caused by injury or sickness which:

a) starts after the effective date of this rider and after the certificate anniversary following the insured's fifth birthday;

b)   starts before the certificate anniversary on which the insured is age 65;
     and

c) prevents the insured from engaging in the substantial and material duties of an occupation:

     i) For the first 24 months of such total disability, occupation means the insured's occupation at the time such total disability began.

     ii) After 24 months of such total disability, occupation means any gainful occupation for which the insured is reasonably fitted by education, training or experience.

     iii) Before the insured's 16th birthday, occupation means attending school.

To be considered disabled the insured must be under the care of a physician and receiving appropriate treatment.

1.3 WAITING PERIOD

means the number of days at the beginning of a period of total disability before benefit payments begin.

1.4 COMPLICATIONS OF PREGNANCY

mean conditions whose diagnoses are distinct from normal pregnancy but are adversely affected by pregnancy or are caused by pregnancy. These include, but are not limited to acute nephritis, cardiac decompensation, toxemia, eclampsia, non-elective abortion, caesarean section and ectopic pregnancy which is terminated. Complications of pregnancy do not include false labor, occasional spotting, rest prescribed by a doctor, morning sickness, pre-eclampsia, or similar conditions which make a pregnancy difficult but do not constitute a medically distinct pregnancy complication. Elective induced abortion is also not a complication of pregnancy.


SECTION 2 - THE CONTRACT

2.1 DISABILITY BENEFIT

We will waive the payment of monthly deductions under the certificate during the insured's continuous total disability:

a) if the certificate and this rider are in force on the date the insured becomes totally disabled with all monthly deductions paid;

b)   upon receipt by us of due proof of total disability;

c)   after a 90 day waiting period; and

d)   subject to the terms and conditions of the certificate and this rider.


2.2 AMOUNTS TO BE WAIVED

The waiting period begins on the date that the insured becomes totally disabled.


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Monthly deductions falling due after the waiting period will be waived during the insured's continuous total disability. After the waiting period is satisfied, monthly deductions that were due and paid during the waiting period will be refunded. Monthly deductions are waived until total disability ends. If a monthly deduction is in default, benefits will be allowed if:

a) total disability began before the due date or during the grace period of the monthly deduction in default;

b)   notice of claim was given within one year after such due date; and

c) the first monthly deduction in default is paid with interest not to exceed 6% per year if the insured's total disability began during the grace period of such monthly deduction.

2.3 CLAIM PROCEDURES

Before any monthly deduction is waived, written notice of claim and proof of total disability must be received by us:

a)   while the insured is alive;

b)   while total disability continues; and

c)   no later than one year after this rider terminates.

Waiver of any monthly deduction will be subject to the following rules:

a) We may require a medical examination by a physician of our choice, at our expense.

b) If the insured fails to give us notice and proof of total disability on time, rights to benefits will not be impaired if the insured proves compliance as soon as reasonably possible.

2.4 PROOF OF CONTINUING DISABILITY

The insured must furnish proof, as often as we request, that total disability continues. We may require a medical examination by a physician of our choice, at our expense, as part of such proof.

2.5 RISKS NOT ASSUMED

No monthly deduction will be waived if disability results from:

a) suicide or any attempt at suicide, whether sane or insane, or any intentionally self-inflicted injury;

b)   war or any act of war, whether declared or undeclared;

c)   committing or trying to commit a felonious act;

d)   service while a member of any armed forces; or

e)   pregnancy or childbirth except complications of pregnancy.

2.6 TERMINATION

All rights and benefits under this rider will terminate on the earliest of:

a) the certificate anniversary on which the insured is age 65 (but this will not affect a claim which began before such date);

b)   your request that the certificate or this rider be cancelled;

c) the grace period specified in the certificate ends without payment of the monthly deductions, except as provided in the amounts to be waived provision;

d)   termination of the certificate.

2.7 CERTIFICATE PROVISIONS APPLY

The incontestable clause of the certificate will not apply to this rider. All other provisions of the certificate not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the certificate and this rider, the provisions of this rider will prevail.


SECTION 3 - MONTHLY DEDUCTIONS AND REINSTATEMENT

3.1 MONTHLY DEDUCTIONS

Monthly deductions for this rider as shown herein are to be deducted on the same dates, in the same manner, and under the same conditions as monthly deductions for the certificate to which this rider is attached. Monthly deductions for this rider are due until this rider terminates. The monthly deductions for this rider are based on the


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insured's attained age at the beginning of each certificate year. Any monthly deductions deducted after termination, as provided in this rider, will not continue this rider in force and will be refunded. The table on the following page shows the monthly deduction as a percentage of the cost of insurance and charges for all additional benefit riders attached to this certificate.

3.2 REINSTATEMENT

This rider may be reinstated along with the certificate subject to the requirements of the certificate and the following:

a) The insured must provide proof of good health and insurability satisfactory to us.

b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.



                                /s/ Clyde Schoeck


                                    President


                                /s/ J.V. Standaert

                                National Secretary


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                 MONTHLY DEDUCTIONS FOR WAIVER OF CHARGES RIDER
      EXPRESSED AS A PERCENTAGE OF THE COST OF INSURANCE AND RIDER CHARGES
          FOR SUBSTANDARD CLASSES, MULTIPLY THIS RIDER'S RATING ON THE
               CERTIFICATE DATA PAGE TIMES THE PERCENTAGES BELOW.


                   MALE         MALE      FEMALE     FEMALE                    MALE        MALE       FEMALE     FEMALE
                   NON-                    NON-                                NON-                    NON-
  ATTAINED        TOBACCO     TOBACCO     TOBACCO    TOBACCO   ATTAINED       TOBACCO     TOBACCO     TOBACCO    TOBACCO
     AGE           RATE         RATE       RATE       RATE        AGE          RATE        RATE        RATE       RATE
     0-4             0.0%                    0.0%                 35            5.4%        7.4%       10.2%      13.7%
      5              7.2                     9.3                  36             5.4         7.4        10.2       13.9
      6              7.0                     9.3                  37             5.6         7.6        10.2       13.9
      7              6.8                     9.3                  38             5.6         7.6        10.4       14.1
      8              6.6                     9.3                  39             6.1         8.0        10.6       14.3
      9              6.4                     9.3                  40             6.1         8.0        10.8       14.5
     10              6.3                     9.3                  41             6.1         8.5        11.1       14.7
     11              6.1                     9.3                  42             6.5         8.9        11.3       15.4
     12              5.9                     9.3                  43             6.9         9.3        11.5       15.6
     13              5.7                     9.3                  44             7.2         9.7        11.8       16.1
     14              5.5                     9.3                  45             7.5        10.1        12.2       16.6
     15              5.3                     9.3                  46             7.8        10.5        12.6       17.0
     16              5.2                     9.3                  47             8.1        10.9        12.9       17.6
     17              5.0                     9.3                  48             8.4        11.3        13.3       18.1
     18              4.6                     9.3                  49             8.7        11.8        13.7       18.6
     19              4.6                     9.3                  50             9.1        12.2        14.1       19.2
     20              4.6        6.1%         9.3       12.6%      51             9.4        12.7        14.6       19.8
     21              4.6         6.1         9.3        12.6      52             9.8        13.2        15.0       20.4
     22              4.6         6.1         9.3        12.6      53            10.2        13.8        15.5       21.0
     23              4.6         6.1         9.3        12.6      54            10.6        14.3        15.9       21.6
     24              4.6         6.1         9.3        12.6      55            11.0        14.9        16.4       22.2
     25              4.6         6.1         9.3        12.6      56            11.5        15.5        16.9       22.9
     26              4.8         6.5         9.3        12.6      57            11.9        16.1        17.4       23.6
     27              4.8         6.5         9.3        12.8      58            12.4        16.7        17.9       24.3
     28              4.8         6.5         9.5        13.0      59            12.9        17.4        18.5       25.0
     29              4.8         6.5         9.5        13.0      60            13.4        18.1        19.0       25.8
     30              4.8         6.5         9.8        13.2      61            14.0        18.8        19.6       26.6
     31              5.0         6.7         9.8        13.2      62            14.5        19.6        20.2       27.4
     32              5.0         6.7         9.8        13.2      63            15.1        20.4        20.8       28.2
     33              5.2         6.9        10.2        13.7      64            15.7        21.2        21.4       29.0
     34              5.2         7.2        10.2        13.7


VMW-024 (02-02)